Exhibit 99.(4)(a)(i)

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

[320 PARK AVENUE NEW YORK NY 10022-6839 • 212 224 1600]

GROUP ANNUITY CONTRACT - SECTION 457 DEFERRED COMPENSATION

Between

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

(Hereafter called the “Company”)

And

[ABC COMPANY]

(Hereafter called the “Contract Holder”)

CONTRACT NO:	[222111]

EFFECTIVE DATE:	[August 13, 2009]

DATE OF ISSUE:	[August 20, 2009]

EMPLOYER:	[XYZ Company]

PLAN:	[Pension Benefit Plan for Employees of XYZ Company]

The Plan indicated above is intended to be an eligible deferred compensation plan which meets the requirements of Section 457(b) of the Code.

This Contract is issued in consideration of the application for this Contract and the payment to the Company of the contributions due hereunder. The Company agrees to pay the benefits provided under this Contract, subject to its terms and conditions.

This Contract serves as a funding agreement for the Plan set forth above. The Company is not a party to the Plan and the Company’s obligations are limited to those set forth in this Contract.

The Current Rate of Interest is declared from time to time by the Company, but shall in no event be less than the Guaranteed Rate of Interest. The Guaranteed Rate of Interest on the Effective Date results in an effective annual yield of [2%] and will apply from the Effective Date until December 31st following the Effective Date. A redetermined Guaranteed Rate of Interest shall be applicable for each calendar year thereafter. Please see the definition of “Guaranteed Rate of Interest.” The Current Rate of Interest on the Date of Issue results in an effective annual yield of [3%].

This Contract is executed by the Company at its Home Office in New York, New York on the Date of Issue and shall take effect as of the Effective Date.

Second Vice President	Chairman, President and Chief Executive Officer

AMOUNTS HELD IN CONNECTION WITH THIS CONTRACT MAY BE HELD IN THE COMPANY’S GENERAL ACCOUNT AND/OR THE COMPANY’S SEPARATE ACCOUNT THAT THE COMPANY MAINTAINS IN CONNECTION WITH THIS CONTRACT AND CERTAIN OTHER CONTRACTS. THE AMOUNTS HELD IN THE SEPARATE ACCOUNT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS AND SHALL INCREASE OR DECREASE IN VALUE BASED UPON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT. A DESCRIPTION OF THE SEPARATE ACCOUNT APPEARS IN THE ACCOUNTS SECTION OF THIS CONTRACT. A DESCRIPTION OF THE CHARGES DEDUCTED FROM THE AMOUNTS HELD IN THE SEPARATE ACCOUNT APPEARS IN THE DEFINITION OF PARTICIPANT’S ADMINISTRATIVE CHARGES IN THE DEFINITIONS SECTION OF THIS CONTRACT.

THIS IS A PARTICIPATING CONTRACT.

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Table of Contents

SECTION 1 - DEFINITIONS		5
1.1	Account Value	5
1.2	Affiliate	5
1.3	Annuity Commencement Date	5
1.4	Beneficiary	5
1.5	Business Day	5
1.6	Code	5
1.7	Commuted Value	5
1.8	Contract	5
1.9	Contract Holder	5
1.10	Contract Holder’s Administrative Charges	5
1.11	Current Rate of Interest	5
1.12	Date of Issue	5
1.13	Effective Date	5
1.14	Employer	6
1.15	Guaranteed Rate of Interest	6
1.16	Home Office	6
1.17	Interest Accumulation Account	6
1.18	Investment Fund	6
1.19	Notice	.6
1.20	Participant	6
1.21	Participant’s Administrative Charges	6
1.22	Plan	6
1.23	Separate Account	6
1.24	Trustee	6
1.25	Underlying Investment Company	6
1.26	United States Bank	6
1.27	Valid Transaction Date	7
1.28	Valuation Day	7
1.29	Valuation Period	7
SECTION 2 - CONTRIBUTIONS		7
2.1	Contributions	7
2.2	Allocation of Contributions	7
2.3	Change of Allocations	7
SECTION 3 - ACCOUNTS		7
3.1	Accounts	7
3.2	General Account	7
3.3	Separate Account	7
3.4	Account Value	8
3.5	Accumulation Units	8
3.6	Accumulation Unit Value	8
3.7	Accumulation Unit Value Change Factor	8
3.8	Changes To Separate Account	9
SECTION 4 - WITHDRAWALS AND TRANSFERS		9
4.1	Withdrawals	9
4.2	Transfers	9
4.3	Amount of Withdrawal or Transfer	9
4.4	Requests for Withdrawal or Transfer	9
4.5	Postponement of Withdrawals or Transfers	9
SECTION 5 - BENEFITS		10
5.1	Annuity Benefit	10
5.2	Amount of Annuity Benefit	10
5.3	Annuity Options	10
5.4	Specified Payments Option	11
5.5	Death Benefit	11
5.6	Death Benefit Settlement Options	11
SECTION 6 - BENEFICIARY		13
SECTION 7 - DISCONTINUANCE		13

7.1	By the Contract Holder	13
7.2	By The Company	13
7.3	Effects Of Discontinuance	13
SECTION 8 - GENERAL PROVISIONS		14
8.1	Affiliates	14
8.2	Adjustments to Current Rate of Interest and Expense Charges	14
8.3	Certificates	14
8.4	Non-Alienation of Benefits	14
8.5	Contract	15
8.6	Participating Contract	15
8.7	Dividends	15
8.8	Evidence of Survival	15
8.9	Incontestability	15
8.10	Information, Reports and Determinations	15
8.11	Non-Assignment of Contract	15
8.12	Misstatements of Age	15
8.13	Non-Waiver	16
8.14	Notices	16
8.15	Remittances	16
8.16	Payment of Benefits	16
8.17	Reports	16
8.18	Right to Amend Contract	16
8.19	Severability of Provisions	16
8.20	Termination of Contract	16
8.21	Claims of General Creditors of the Employer	17
SECTION 9 - TABLE OF RATES		18
SECTION 10 - LIST OF ACCOUNTS AND FUNDS		19

SECTION 1 - DEFINITIONS

The following terms as used in this Contract shall have the meaning defined unless a different meaning is required by the context. Words in the singular form as used in this Contract shall be construed as though they were also used in the plural form in all cases where they would so apply and vice versa.

1.1                               Account Value

An amount equal to the sum of the values, as of a Valuation Day, of the Interest Accumulation Account and the Investment Funds attributable to a Participant and maintained under this Contract.

1.2                               Affiliate

An entity listed in the Plan as an affiliate of the Employer and whose employees are eligible to participate in the Plan.

1.3                               Annuity Commencement Date

The date, which shall be the first day of a month, on which annuity payments are requested to begin for a Participant. This date must be in accordance with the provisions of the Plan.

1.4                               Beneficiary

An individual or entity who is to receive:

(a)          before the Annuity Commencement Date, any death benefits becoming due under this Contract as a result of the death of the Participant, and

(b)         on or after the Annuity Commencement Date, the remainder, if any, of payments due under any annuity option elected by the Participant pursuant to this Contract.

1.5                               Business Day

Any day on which the Company is open for business and the New York Stock Exchange is open for trading. The Business Day shall end as of the close of trading of the New York Stock Exchange (normally 4:00 p.m. Eastern Time).

1.6                               Code

The Internal Revenue Code of 1986, as amended from time to time.

1.7                               Commuted Value

The present value of an amount discounted at a rate of interest equal to the Current Rate of Interest plus 2%.

1.8                               Contract

This Section 457 deferred compensation group annuity contract and the application for it, which is attached to and made part of this contract, together with any amendments to this contract that may be made from time to time.

1.9                               Contract Holder

The entity named as the Contract Holder on the face page of this Contract.

1.10                        Contract Holder’s Administrative Charges

A charge for any services provided to the Contract Holder at its request and which relate to this Contract or the Plan. The Company shall determine the amount of the charge for any such service it agrees to provide in accordance with its general practices and shall notify the Contract Holder of such amount. If the Contract Holder agrees to the charge, the additional services shall be provided. The Company is not required to provide any such additional services and may decline to do so, even if such additional services have been provided previously.

1.11                        Current Rate of Interest

The annual rate of interest as declared from time to time by the Company for the class of contracts to which this Contract belongs.

1.12                        Date of Issue

The date shown as the Date of Issue on the face page of this Contract.

1.13                        Effective Date

The date shown as the Effective Date on the face page of this Contract. This Contract becomes effective at 12:01 A.M. on the Effective Date.

1.14                        Employer

The entity named as the Employer on the face page of this Contract.

1.15                        Guaranteed Rate of Interest

A daily rate of interest which results in an effective annual yield which is not less than the five-year constant maturity treasury rate reported by the Federal Reserve as of the close of the last business day of October, rounded to the nearest one-twentieth of one percent, reduced by one hundred twenty-five basis points, provided however that the Guaranteed Rate of Interest shall never be such that it results in an effective annual yield of less than one percent per annum nor greater than three percent per annum.

The initial Guaranteed Rate of Interest results in an effective annual yield of [2%] and shall apply from the Effective Date until December 31st following the Effective Date. A redetermination of the Guaranteed Rate of Interest based upon the previous paragraph shall be made annually during each November and the Company shall establish a redetermined Guaranteed Rate of Interest which shall be applicable for the following calendar year.

1.16                        Home Office

The Company’s office at [320 Park Avenue, New York, NY 10022], or such other location as the Company may announce by advance written notification.

1.17                        Interest Accumulation Account

An interest-bearing account in connection with the Company’s general account to which all or a portion of the amounts held under this Contract may be allocated.

1.18                        Investment Fund

An account of the Separate Account to which all or a portion of the amounts held under this Contract may be allocated.

1.19                        Notice

Any communication to the Company with respect to this Contract, regardless of how referred to in this Contract, including, but not limited to: requests for benefits, transfers, withdrawals or information; elections of annuity or death benefit settlement options; designations of Beneficiaries; spousal waivers; qualified domestic relations orders; determinations; and allocations of contributions.

1.20                        Participant

An employee or former employee of the Employer, or an alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code, who is entitled to any benefits in accordance with this Contract.

1.21                        Participant’s Administrative Charges

(a)               Contract Charge. A charge to compensate the Company for the administration of each Participant’s account under this Contract. Each month the Company shall deduct a maximum charge of [$2.00] from the Account Value, but not to exceed [1/12 of 1% of the Account Value,] in accordance with a uniform policy established by the Company for the class of contracts to which this Contract belongs. The Company reserves the right to change this charge, subject to any maximum set forth in this Contract and under applicable laws and regulations.

(b)              Separate Account Charge. A charge for marketing and administrative costs associated with each Participant’s account under this Contract and for any state or other taxes. Such charge shall be declared from time to time by the Company for the class of contracts to which this Contract belongs. The Company shall deduct the charge from each Investment Fund. This is a daily charge expressed as a percentage of the value of the net assets in each Investment Fund subject to a maximum of [2%] annually of the net assets in each Investment Fund.

1.22                        Plan

The plan shown as the Plan on the face page of this Contract and as amended from time to time, or any successor plan or arrangement.

1.23                        Separate Account

A separate account of the Company established and maintained under the laws of the State of New York, to which a portion of the Company’s assets in connection with this Contract and certain other contracts may be allocated.

1.24                        Trustee

The person or entity who is the trustee of the Plan.

1.25                        Underlying Investment Company

A management investment company registered under the Investment Company Act of 1940 that has at least one fund or portfolio in which the Separate Account invests.

1.26                        United States Bank

A bank or trust company that:

(a)          is organized and existing, or in the case of a branch or agency office of a foreign banking organization is licensed, under the laws of the United States or any state thereof, and

(b)         is not a foreign branch office of a bank or trust company organized and existing in the United States.

1.27                        Valid Transaction Date

The Business Day on which all of the requirements for the completion of a transaction have been met to the satisfaction of the Company. This includes receipt by the Company of all information, remittances and Notices necessary to process the given transaction. If such requirements are met on a day that is not a Business Day, or after the close of a Business Day, the Valid Transaction Date shall be the next following Business Day.

1.28                        Valuation Day

Each day on which the New York Stock Exchange is open for trading. The Valuation Day shall end as of the close of trading of the New York Stock Exchange (normally 4:00 p.m. Eastern Time).

1.29                        Valuation Period

A period beginning at the close of the Business Day on each Valuation Day and ending at the close of the Business Day on the next Valuation Day.

SECTION 2 - CONTRIBUTIONS

2.1                               Contributions

On and after the Effective Date, the Contract Holder shall remit to the Company all amounts agreed upon by the Contract Holder and the Participant for remittance to this Contract made under the Plan. Subject to the prior approval of the Company, transfers from other plans, arrangements or contracts as permitted by the Plan and allowed by law may be made to this Contract.

All contributions pursuant to this Contract must be remitted by check, drawn on a United States Bank, payable to the Company and delivered to its Home Office or to such other location as may be directed by the Company. With the prior approval of the Company, amounts may be remitted via wire transfer, electronic fund transfer or other means from a United States Bank to the Company.

2.2                               Allocation of Contributions

Subject to the provisions of the Plan, the Participant has the right to designate, for the contributions remitted on their behalf, the percentage of such contribution that is to be allocated to the Interest Accumulation Account and any of the Investment Funds. The Company shall allocate all contributions made on the Participant’s behalf under this Contract in the manner so designated by the Participant in the initial Notice or in any subsequent Notice by the Participant. Allocation designations must be shown as a percentage of the total contribution, in any multiple of 1%, up to 100%.

Any contributions that are to be allocated to the Interest Accumulation Account shall be credited as of the Business Day that they are received by the Company. Any contributions to be allocated to any Investment Fund shall be credited as of the Valuation Day that they are received by the Company or, if received on a day that is other than a Valuation Day, on the next following Valuation Day.

2.3                               Change of Allocations

Subject to the provisions of the Plan, the Participant may change the manner in which their contributions are allocated under this Contract at any time by providing a Notice to the Company. A change of allocation shall be effective upon receipt of the Notice at the Company’s Home Office and all contributions remitted on or after the effective date of the change shall be allocated in the manner so requested.

SECTION 3 - ACCOUNTS

3.1                               Accounts

Subject to the Changes to Separate Account provision of this Section, the Company shall maintain under this Contract the Interest Accumulation Account and the Investment Funds as set forth in the List of Accounts and Funds Section of this Contract.

3.2                               General Account

All contributions allocated to the Interest Accumulation Account shall become part of the Company’s general account. All contributions allocated to the Interest Accumulation Account shall be credited with interest at the Current Rate of Interest. Such interest shall be credited on dates determined by the Company, but not less frequently than once each calendar month.

3.3                               Separate Account

All contributions allocated to any of the Investment Funds shall become part of the Separate Account. The Separate Account consists of Investment Funds that own shares of the corresponding funds or portfolios of the Underlying Investment Companies.

The value of the assets in any Investment Fund shall increase or decrease based upon the investment results of that Investment Fund during each Valuation Period.

The assets of each Investment Fund are the exclusive property of the Company, and neither the Contract Holder nor any other person or entity shall have any proprietary interest in such assets. The Company shall not be considered a trustee of the assets for the benefit of the Contract Holder or any person or entity allocating contributions to the Separate Account. All income, gains and losses of an Investment Fund shall be credited to or charged against that Investment Fund without regard to other income, gains or losses of the Company. The assets of each Investment Fund are not chargeable with any liabilities arising out of any other business that the Company may conduct.

3.4                               Account Value

In determining the Account Value attributable to a Participant under this Contract on any Valuation Day:

(a)          The value of the Interest Accumulation Account maintained under this Contract attributable to a Participant on a Valuation Day is equal to (i) the total of all amounts allocated under this Contract for such Participant to the Interest Accumulation Account, plus (ii) all interest accrued thereon, minus (iii) the sum of any withdrawals, transfers and Participant’s Administrative Charges deducted from the Interest Accumulation Account under this Contract for such Participant, all to such Valuation Day.

(b)         The value of any Investment Fund maintained under this Contract attributable to a Participant on a Valuation Day is equal to (i) the number of accumulation units credited to the Investment Fund on such Valuation Day attributable to such Participant under this Contract, multiplied by (ii) the accumulation unit value for the Investment Fund for the Valuation Period which includes such Valuation Day.

3.5                               Accumulation Units

Each Investment Fund is maintained in accumulation units. Accumulation units shall be used to calculate the value of each Investment Fund. The number of accumulation units shall change based on any amounts allocated or transferred to, or withdrawn or transferred from, each Investment Fund during each Valuation Period. The number of accumulation units to be added to or deducted from each Investment Fund at the end of each Valuation Period is (a) the amount allocated, withdrawn or transferred during the present Valuation Period, divided by (b) the accumulation unit value for that Valuation Period. The number of accumulation units credited to such Investment Fund on any Valuation Day shall be (a) the sum of any accumulation units credited to that Investment Fund, minus (b) the sum of any accumulation units withdrawn from such Investment Fund.

3.6                               Accumulation Unit Value

Each Investment Fund has its own distinct accumulation unit value. The accumulation unit value for an Investment Fund was (or shall be) set by the Company when the Investment Fund was (or shall be) initially funded. The accumulation unit value for each Investment Fund shall change for each Valuation Day based upon the investment results of the Investment Fund on that Valuation Day. For any Valuation Period, the accumulation unit value is (a) the accumulation unit value applicable to that Investment Fund for the preceding Valuation Period, multiplied by (b) the accumulation unit value change factor for the Investment Fund for the current Valuation Period.

3.7                               Accumulation Unit Value Change Factor

For any Valuation Period, the accumulation unit value change factor for each Investment Fund that owns shares of the corresponding fund or portfolio of an Underlying Investment Company affiliated with the Company is:

(a)          the ratio of (i) the asset value of the Investment Fund at the end of the current Valuation Period before any amounts are allocated to, or withdrawn or transferred from, that Investment Fund during that Valuation Period, to (ii) the asset value of that Investment Fund at the end of the last Valuation Period after all allocations and withdrawals were made during that Valuation Period; divided by

(b)         1.00 plus the total of all Participant’s Administrative Charges, other than the Contract Charge, for the number of days from the end of the last Valuation Period to the end of the current Valuation Period.

For any Valuation Period, the accumulation unit value change factor for an Investment Fund that owns shares of the corresponding fund or portfolio of an Underlying Investment Company not affiliated with the Company is:

(a)          the ratio of (i) the value of a share held by the Investment Fund at the end of the current Valuation Period, adjusted by the Cumulative Dividend Multiplier (as defined below) for the current Valuation Period, to (ii) the value of a share held by the Investment Fund at the end of the last Valuation Period, adjusted for the Cumulative Dividend Multiplier for the last Valuation Period; divided by

(b)         1.00 plus the total of all Participant’s Administrative Charges, other than the Contract Charge, for the number of days from the end of the last Valuation Period to the end of the current Valuation Period.

For purposes of this provision, the Cumulative Dividend Multiplier is calculated by dividing the share value, after a dividend distribution, into the share value without regard to the dividend distribution, multiplied by the previous Cumulative Dividend Multiplier.

3.8                               Changes To Separate Account

The Company reserves the right, subject to compliance with applicable laws and regulations governing separate account operations, to:

(a)          create new Investment Funds at any time;

(b)         modify, combine or remove Investment Funds;

(c)          transfer assets the Company has determined to be associated with the class of contracts to which this Contract belongs from one Investment Fund to another Investment Fund;

(d)         create additional separate accounts or combine any two or more separate accounts including the Separate Account;

(e)          transfer assets the Company has determined to be attributable to the class of contracts to which this Contract belongs from the Separate Account to another separate account of the Company by withdrawing the same percentage of each investment in the Separate Account, with appropriate adjustments to avoid odd lots and fractions;

(f)            operate the Separate Account as a management investment company under the Investment Company Act of 1940, or in any other form permitted by law, and designate an investment advisor for its management, which may be the Company, an affiliate of the Company or another person;

(g)         cause the registration or deregistration of any of the Company’s separate accounts, including the Separate Account, under the Investment Company Act of 1940, and/or cease to maintain their registration under the Securities Act of 1933 for sales of units of interest under this Contract; and

(h)         operate the Separate Account under the general supervision of a committee, any or all members of which may be interested persons (as defined in the Investment Company Act of 1940) of the Company or its affiliates, or discharge the committee for the Separate Account.

SECTION 4 - WITHDRAWALS AND TRANSFERS

4.1                               Withdrawals

At any time before the Annuity Commencement Date:

(a)          the Participant may, subject to any restrictions on or requirements for withdrawals that are set forth in the Plan, withdraw all or any part of their Account Value;

(b)         if required by federal tax law for a corrective distribution, the Company shall withdraw the appropriate amount and remit it to the Contract Holder or Participant, as applicable; and

(c)          after the Participant’s termination of employment, the Company shall, as permitted by law and regulation, withdraw all amounts from the Account Value for distribution in accordance with the provisions of the Plan.

Withdrawals from the Account Value pursuant to clauses (b) and (c) above shall be made by the Company in accordance with a uniform policy established by the Company for the class of contracts to which this Contract belongs. In no event shall the amount withdrawn pursuant to this Section be greater than the amount that, as of the date of the withdrawal, then represents the Account Value. All amounts withdrawn by the Participant shall be paid to the Participant.

4.2                               Transfers

At any time before the Annuity Commencement Date, subject to the restrictions on transfers, if any, that are set forth in the Plan, the Participant may transfer all or any part of their Account Value between and among the Interest Accumulation Account and any of the Investment Funds.

4.3                               Amount of Withdrawal or Transfer

The amount to be withdrawn or transferred may be designated as: (a) a dollar amount; or (b) a percentage of the value of the Interest Accumulation Account or the selected Investment Fund attributable to the Participant under this Contract; or (c) in the case of any of the Investment Funds, a number of accumulation units. The amount to be withdrawn or transferred from the Interest Accumulation Account or any Investment Fund shall be the lesser of (a) the amount requested or required in accordance with the provisions of the Plan, or (b) the amount in the Interest Accumulation Account or that Investment Fund attributable to the Participant under this Contract on the date of withdrawal or transfer.

4.4                               Requests for Withdrawal or Transfer

A Notice requesting any transfer or partial withdrawal must contain sufficient information for the Company to process the request. All requests for a withdrawal or transfer shall be effective on the later of (a) the Valid Transaction Date for the request, or (b) the date specified in the request, provided the Company has not received Notice of the death of the Participant. If the date specified in the request is not a Valid Transaction Date, the date of the request shall be considered to be the next Valid Transaction Date following such date.

4.5                               Postponement of Withdrawals or Transfers

The Company reserves the right to defer the payment of a total withdrawal from the Interest Accumulation Account in connection with the termination of this Contract for up to six months following the date of receipt of such request.

The Company shall transfer or pay the amount of any withdrawal from any Investment Fund within seven days of the Valid Transaction Date of a transfer or withdrawal request, except that the Company may defer any such transfer or withdrawal if:

(a)          the New York Stock Exchange is closed for trading for other than usual weekends or holidays; or

(b)         trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

(c)          an emergency exists as determined by the Securities and Exchange Commission, whereby (i) disposing of securities is not practicable, or (ii) it is not reasonably practicable to determine the share value of each of the Investment Funds; or

(d)         the Securities and Exchange Commission by order permits postponement for the protection of the interest of all parties involved in the Separate Account.

SECTION 5 - BENEFITS

5.1                               Annuity Benefit

Prior to the Annuity Commencement Date a Participant may elect, subject to the provisions of the Plan, that the Account Value be paid as a single sum, be paid under one of the following annuity options or be paid under the specified payment option described below.

On the Annuity Commencement Date, or if not a Business Day, the last Business Day immediately preceding such date, the Account Value shall, unless the Participant elected to have the Account Value to be paid under the specified payment option, be withdrawn by the Company and, subject to the provisions of the Plan, either (a) be paid as a single sum or (b) be applied under one of the annuity options described below.

If the Participant elected to have the Account Value paid under the specified payment option, then withdrawals from the Account Value shall be made in accordance with the provisions of that option.

5.2                               Amount of Annuity Benefit

The amount of the annuity benefit shall be based on: (a) the Account Value on the Annuity Commencement Date; (b) the form of annuity under which payment is to be made; (c) the age of the Participant and, if applicable, the joint annuitant; and (d) the purchase rates used to purchase the annuity option elected.

5.3                               Annuity Options

The following rules are applicable to the annuity options set forth below:

(a)          Any election or change of an annuity option shall take effect as of the date the Notice was signed whether or not the Participant or Beneficiary is living at the time of its receipt.

(b)         The amount of each payment made under a given annuity option must be at least [$50].

(c)          The joint annuitant under annuity options (C) and (D) must be a natural person.

(d)         If the Company is issuing a single premium immediate annuity on the Annuity Commencement Date, the Company shall:

(i)             determine if the current purchase rates are more favorable than the rates shown in Table B of Section 9 of this Contract; and

(ii)          use the more favorable rates in purchasing an annuity option under this Contract.

(e)          Subject to the requirements of this Section and the provisions of the Plan and if acceptable to the Company, the Participant may elect a different period certain and/or different percentages under annuity options (B), (C) and (D).

(f)            Once payments have commenced under one of the annuity options shown below, no changes, other than for changes by the Participant as to the Beneficiary, are permitted.

(g)         If at any age the same monthly annuity payment is paid for different periods certain under either annuity option (B) or annuity option (D), the Company shall deem an election to have been made for the longest period certain which could have been elected for such age, amount and type of annuity.

The following annuity options are available under this Contract:

(A)      NON-REFUND LIFE ANNUITY. The Company shall make monthly payments during the Participant’s lifetime. Upon the Participant’s death no additional benefits shall be paid. Table C of Section 9 of this Contract shows the monthly annuity based on each $1,000 applied under a Non-Refund Life Annuity.

(B)        10-YEAR PERIOD CERTAIN AND CONTINUOUS ANNUITY. The Company shall make monthly payments during the Participant’s lifetime. Upon the Participant’s death before the end of the ten-year period, or such other period agreed to by the Company, annuity payments shall continue to be paid to the Beneficiary until the end of such agreed upon period. Table C of Section 9 of this Contract shows the monthly annuity based on each $1,000 applied under a 10-Year Period Certain and Continuous Annuity.

(C)        JOINT AND SURVIVOR LIFE ANNUITY. The Company shall make monthly payments during the Participant’s lifetime. Upon the Participant’s death, monthly annuity payments equal to 66-2/3%, or such other percentage agreed to by the Company, of the Participant’s monthly annuity benefit shall be payable to the joint annuitant during the lifetime of the joint annuitant, if living. Upon the death of the Participant and the joint annuitant no additional benefits shall be paid.

(D)       JOINT AND SURVIVOR LIFE ANNUITY WITH 10-YEAR PERIOD CERTAIN. The Company shall make monthly payments during the Participant’s lifetime. Upon the Participant’s death, monthly annuity payments equal to 66-2/3%, or such other percentage agreed to by the Company, of the Participant’s monthly annuity benefit shall be payable to the joint annuitant during the lifetime of the joint annuitant, if living. If both the Participant and joint annuitant die before annuity benefits have been paid for ten years, or such other period agreed to by the Company, annuity payments shall continue to be paid each month to the Beneficiary until the end of such agreed upon period. The amount of the monthly annuity benefit payable to such Beneficiary shall be the amount of the monthly annuity benefit being paid under this Contract immediately before the date payments to such Beneficiary begin. In the event of the simultaneous death of the Participant and joint annuitant, or if it cannot be determined who was the first to die, it shall be assumed that the joint annuitant died before the Participant.

(E)         FULL CASH REFUND ANNUITY. The Company shall make monthly payments during the Participant’s lifetime. Upon the Participant’s death, a single sum payment equal to (a) the Account Value on the Annuity Commencement Date, less (b) the total of all monthly payments made to the Participant since the Annuity Commencement Date shall be paid to the Beneficiary.

When a Beneficiary is receiving payments upon the death of a Participant or a joint annuitant under either (B) or (D) above, and the Beneficiary subsequently dies, the Commuted Value of any remaining payments shall be paid in one single sum to an individual or entity that was designated to receive such remaining payments by the Beneficiary. If no such individual or entity was designated, or if the designated individual does not survive the Beneficiary, such single sum amount shall be paid to the Beneficiary’s estate.

5.4                               Specified Payments Option

Subject to the provisions of the Plan, the Participant may elect that monthly payments in a specified amount be paid to the Participant at any time before the Annuity Commencement Date. This monthly payment must be at least [$100]. A Notice of such election must specify the amount to be withdrawn each month and the account it is to be withdrawn from. If amounts are to be withdrawn from more than one account to make up the specified amount, the amount or percentage to be withdrawn from each account must be specified in such election.

Payment of the specified amount shall begin on the later of (a) the date designated in the election form or (b) the date the Company receives all necessary information and Notices to begin such payments. If such date is not a Business Day, payments of the specified amount shall begin on the next Business Day following such date. The amount of the specified payment shall be deducted from the accounts designated in the election Notice. Payments shall cease at the earliest of:

(a)          the date the Company receives Notice of the Participant’s death;

(b)         the date the Company receives Notice from the Participant to cancel this option;

(c)          the first date on which the value of a designated account is not sufficient to provide the portion of the specified amount to be withdrawn from such account; or

(d)         the Annuity Commencement Date.

At any time before payments cease, the Participant has the right to: (a) request a change in the amount of the monthly payment; or (b) request a change in the accounts from which the amount of the monthly payment are to be withdrawn; or (c) cancel this option.

5.5                               Death Benefit

Before an annuity benefit has been paid to the Participant under this Contract and upon the Company’s receipt of a Notice and satisfactory proof of death of the Participant, a death benefit shall be paid to the Beneficiary. The death benefit is equal to the amount that then represents the Account Value on the Valid Transaction Date for paying the death benefit.

The death benefit shall be paid in one single sum. The Beneficiary, prior to the time of payment of benefits, and subject to the provisions of the Plan, shall have the right to elect a death benefit settlement option for all or part of any benefits that become payable to such Beneficiary.

5.6                               Death Benefit Settlement Options

The following rules are applicable to the death benefit settlement options set forth below:

(a)          Any election or change of a death benefit settlement option shall take effect as of the date the Notice of such election or change was signed whether or not the Participant or Beneficiary is living at the time of its receipt.

(b)         The amount of each payment made under a given annuity option must be at least [$50].

(c)          The Beneficiary and joint annuitant under death benefit settlement options (A), (B), (C), (D) and (E), must be a natural person.

(d)         If the Company is issuing a single premium immediate annuity on the date payments begin, the Company shall:

(i)             determine if the current purchase rates are more favorable than the rates shown in Table B of Section 9 of this Contract; and

(ii)          use the more favorable rates in purchasing the death benefit settlement option under this Contact.

(e)          Subject to the requirements of this Section and if acceptable to the Company, the entity electing a specific death benefit settlement option under this Contract may elect a different period certain and/or a different percentage under one of the following death benefit settlement options.

(f)            Once payments have commenced under any death benefit settlement option, no changes other than for changes made by the Beneficiary as to the individual or entity designated to receive payments in the event of the Beneficiary’s death are permitted.

(g)         If at any age the same monthly annuity payment is paid for different periods certain under either death benefit settlement options (B) or (D), the Company shall deem an election to have been made for the longest period certain which could have been elected for such age, amount and type of annuity.

The following death benefit settlement options are available under this Contract:

(A)      NON-REFUND LIFE ANNUITY. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death no additional benefits shall be paid. Table C of Section 9 of this Contract shows the monthly annuity based on each $1,000 applied under a Non-Refund Life Annuity.

(B)        10 YEAR PERIOD CERTAIN AND CONTINUOUS ANNUITY. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death before the end of the ten-year period, or such other period agreed to by the Company, annuity payments shall continue to be paid to the individual or entity designated to receive such payments under this option until the end of such agreed upon period. If such designated individual or entity does not survive the Beneficiary, the Commuted Value of any remaining payments under this option shall be paid in one single sum to the Beneficiary’s estate. Table C of Section 9 of this Contract shows the monthly annuity based on each $1,000 applied under a 10-Year Period Certain and Continuous Annuity.

(C)        JOINT AND SURVIVOR LIFE ANNUITY. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death, monthly annuity payments equal to 66-2/3%, or such other percentage agreed to by the Company, of the Beneficiary’s monthly annuity benefit shall be payable to the joint annuitant during the lifetime of the joint annuitant, if living. Upon the death of the Beneficiary and the joint annuitant no additional benefits shall be paid.

(D)       JOINT AND SURVIVOR LIFE ANNUITY WITH 10 YEAR PERIOD CERTAIN. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death, monthly annuity payments equal to 66-2/3%, or such other percentage agreed to by the Company, of the Beneficiary’s monthly annuity benefit shall be payable to the joint annuitant during the lifetime of the joint annuitant, if living. If both the Beneficiary and joint annuitant die before annuity benefits have been paid for ten years, or such other period agreed to by the Company, annuity payments shall continue to be paid each month to the individual or entity designated to receive such payments under this option until the end of such agreed upon period. The amount of the monthly annuity benefit payable to such individual or entity shall be the amount of the monthly annuity benefit being paid under this Contract immediately before the date payments to such individual or entity begin. In the event of the simultaneous death of the Beneficiary and joint annuitant, or if it cannot be determined who was the first to die, it shall be assumed that the joint annuitant died before the Beneficiary. If such individual or entity does not survive the Beneficiary and the joint annuitant, the Commuted Value of any remaining payments under this option shall be paid in one single sum to the estate of the last surviving annuitant under this option.

(E)         FULL CASH REFUND ANNUITY. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death, a single sum payment equal to (a) the death benefit under this Contract, less (b) the total of all monthly payments made to the Beneficiary since the Valid Transaction Date for paying the death benefit shall be paid to the individual or entity designated to receive such payment under this option. If such individual or entity does not survive the Beneficiary, the single sum payment shall be paid to the Beneficiary’s estate.

(F)         PERIOD CERTAIN WITHOUT LIFE CONTINGENCY. The Company shall make monthly payments guaranteed for a period certain to the Beneficiary. The entity electing this option shall elect the period certain, subject to the approval of the Company. Upon the Beneficiary’s death before the end of such period certain, monthly payments shall continue to be paid to the individual or entity designated to receive such payments under this option until the end of such period certain. If such designated individual or entity does not survive the Beneficiary, the Commuted Value of any remaining payments under this option shall be paid in one single sum to the Beneficiary’s estate.

The amount of each payment shall be determined by the Company, but in no event shall be less than that shown in Table A of Section 9 of this Contract for the period certain selected.

When an individual is receiving payments upon the death of a Beneficiary or joint annuitant under either death benefit settlement options (B), (D) or (F) above, and the individual subsequently dies, the Commuted Value of any unpaid amount shall be paid in one single sum to a person or entity that was designated to receive such unpaid amount by the individual. If no such person or entity was designated, or if the designated person does not survive the individual, such single sum amount shall be paid to the individual’s estate.

SECTION 6 - BENEFICIARY

A Participant may by Notice designate a Beneficiary and the Participant may change such designation at any time. The designation of a Beneficiary shall be in accordance with the provisions of the Plan. Notice of a designation or change of Beneficiary shall take effect upon receipt by the Company as of the date the Notice was signed, whether or not the Beneficiary is living at the time of its receipt; provided however such Notice is received by the Company prior to the date of death of the Participant. Unless specifically designated as a secondary Beneficiary, all Beneficiaries shall be deemed to be primary Beneficiaries.

A Participant may not designate the Employer as a Beneficiary. Any such designation shall be invalid and benefits shall be paid as if no such designation had been made.

Upon the Company’s receipt of Notice and satisfactory proof of the Participant’s death or when payments are being made under annuity option (D), the death of the Participant and the joint annuitant, benefits shall be paid to the primary Beneficiary. If no primary Beneficiary is living at the time benefits become payable, the Company shall pay the benefits to the secondary Beneficiary. If benefits are to be paid to more than one Beneficiary they shall be paid in equal shares, unless other proportions are set forth in writing to the Company at the time the most current Beneficiary election was made.

If no Beneficiary has been designated or no designated Beneficiary is living at the time any benefits become payable under this Contract, the Company shall pay benefits to the first surviving class of the following:

(a)               to the Participant’s surviving spouse; or

(b)              to the Participant’s surviving children in equal shares; or

(c)               to the Participant’s surviving parents in equal shares; or

(d)              to the Participant’s surviving brothers and sisters in equal shares; or

(e)               to the executor or administrator of the Participant’s estate.

Notwithstanding any provision of this Contract to the contrary, and subject to any qualified domestic relations order as defined in Section 414(p) of the Code in effect with respect to the Participant, for plans that contain spousal consent requirements the legal spouse of the Participant at the time of the Participant’s death shall be deemed the sole primary Beneficiary unless such legal spouse has executed a spousal waiver in a form and manner in accordance with the provisions of the Plan. Any such spousal waiver must be provided to the Company prior to the date of death of the Participant.

SECTION 7 - DISCONTINUANCE

7.1                               By the Contract Holder

The Contract Holder may discontinue this Contract by Notice. The date of discontinuance shall be the first day of a calendar month that is at least 30 days after the date such Notice is received by the Company.

7.2                               By The Company

(a)          The Company may discontinue this Contract if: (i) the Contract Holder fails to remit payment of the Contract Holder’s Administrative Charges within 31 days after payment is due; (ii) the Contract Holder fails to meet the requirements of this Contract or to abide by the terms of this Contract; (iii) the class of group annuity contracts to which this Contract belongs is discontinued; or (iv) the Contract Holder and/or the Employer elects at any time not to utilize appropriate electronic media to transmit and receive information and data with respect to this Contract. Discontinuance pursuant to this provision shall be effective as of a date specified by the Company, provided the Company shall have given the Contract Holder at least 31 days’ advance written notification in which to cure any remediable defaults.

(b)         The Company may discontinue this Contract, without notification to the Contract Holder, if mail addressed to the Contract Holder at the last address on record with the Company has been returned by the United States mail as undeliverable and the Contract Holder has not provided the Company with a new address within 60 days of the date such mail is returned.

7.3                               Effects Of Discontinuance

Discontinuance of this Contract shall not relieve the Contract Holder of obligations incurred by it before this Contract was discontinued. Accordingly, after this Contract is discontinued, all provisions of this Contract shall continue to apply, subject to the following:

(a)          No further amounts shall be contributed under this Contract on behalf of Participants, except for the contribution of any required amounts due under the terms of the Plan prior to the date this Contract was discontinued, or for any repayments of Participant loans.

(b)        (i)              For Participants who are not entitled to any benefits under this Contract on the Effective Date, the Contract Holder may elect, by Notice, that the Account Values for all such Participants be paid to the insurance company or custodian designated in such Notice to hold the assets of the Plan in a Section 403(b) of the Code annuity contract or custodial account. If such election is made and if the Notice is accompanied by a certified copy of a board resolution authorizing the transfer to the designated payee, the Company shall withdraw the Account Values for all Participants and upon such withdrawal pay the amounts so withdrawn to the designated payee in a single sum. Such withdrawal shall be made within 30 days of the date of the Valid Transaction Date unless the Contract Holder requests a later date.

(ii)         For Participants who are entitled to any benefits under this Contract on the Effective Date, the Contract Holder may elect, by Notice, that the Account Values for all such Participants be paid to the insurance company or custodian designated in such Notice. If such election is made and if the Notice is accompanied by an individual transfer request from each such Participant and a certified copy of a board resolution authorizing the transfer to the designated payee, the Company shall withdraw the Account Values for all Participants and upon such withdrawal pay the amounts so withdrawn to the designated payee in a single sum. Such withdrawal shall be made within 30 days of the date of the Valid Transaction Date unless the Contract Holder requests a later date. Account Values for all Participants for whom no individual transfer request is received shall continue to be held under this Contract and subject to its terms.

(c)          Notwithstanding subsection 4.2 of this Contract, under a plan to terminate the Plan the Contract Holder may elect by Notice, subject to the provisions of the Plan and all applicable requirements of the Code, that all Account Values be distributed to the Participants in a single sum and/or be used to purchase annuity benefits for the Participants. Within 30 days of the Valid Transaction Date, unless the Contract Holder requests a later date, the Company shall withdraw the Account Values and make the single sum distributions and/or purchase the annuity benefits as elected by the Participants. If no annuity benefits are available under the Plan, the Contract Holder may direct that all distributions be made in single sums and Participant elections are not required.

(d)         Notwithstanding any other provision of this Contract, if this Contract is discontinued all administrative services to the Contract shall terminate without notification to the Contract Holder.

SECTION 8 - GENERAL PROVISIONS

8.1                               Affiliates

(a)          For purposes of this Contract and subject to clause (c) below, any employee of an Affiliate shall be considered an employee of the Employer.

(b)         With respect to Affiliates that do not use, or cease using, the electronic media described above, the Company reserves the right:

(i)            to discontinue this Contract with respect to such Affiliates, or

(ii)         to the extent that the Company offers contracts substantially similar to this Contract except that interest rates and/ or administrative or other expense rates are determined based on non-use of electronic media as described above, the interest rates and/or administrative or other expense rates determined under this Contract with respect to such Affiliates shall be the same as under such substantially similar contracts.

(c)          The Employer may amend the Plan at any time to add or delete an Affiliate, specifying in such amendment the effective date of such addition or deletion and shall immediately notify the Company of such addition or deletion. No contributions may be made under this Contract for the employee of an Affiliate without prior notice to and the written consent of the Company.

(d)         This Contract shall be discontinued as to employees of entities that have been deleted as Affiliates. Such discontinuance shall be deemed discontinuance by election of the Contract Holder and shall be effective as of the effective date of the deletion of an entity as an Affiliate. The provisions of subsection 7.3 of this Contract shall apply to such employees.

8.2                               Adjustments to Current Rate of Interest and Expense Charges

Adjustments to (a) the Current Rate of Interest and (b) the Administrative Charges may be made, within the limits described in those definitions.

8.3                               Certificates

Each Participant shall be provided with an individual certificate setting forth a summary of the provisions under this Contract as they relate to the Participant.

The Company shall issue to each person for whom an annuity is provided under this Contract a certificate setting forth the amount and terms of payment of the annuity.

8.4                               Non-Allenation of Benefits

Except as may otherwise be provided in accordance with any qualified domestic relations order, as defined in Section 414(p) of the Code, in effect with respect to a person or as permitted in accordance with Section 401(a)(13) of the Code, no amount payable under this Contract with respect to a person may be voluntarily or involuntarily assigned (either by law or in equity), alienated, or be subject to attachment, garnishment, levy (other than a federal tax levy made pursuant to Section 6331 of the Code), execution or other legal or equitable process, and, to the extent permitted by law, no such amount shall in any way be subject to any legal process to subject the same to the payment of any claim against the payee.

8.5                               Contract

This Contract constitutes the entire Contract between the Company and the Contract Holder and is issued in consideration of the application and the payment of the contributions due hereunder.

All statements in the application for this Contract are representations and not warranties.

This Contract may not be modified as to the Company nor may the Company’s rights or requirements be waived, except in writing and by a duly authorized officer of the Company. No change shall affect any benefits which became payable prior to the effective date of such change.

No benefits provided under this Contract shall be less than those required by the state where this Contract is delivered.

8.6                               Participating Contract

This is a participating contract. Each year the Company shall determine the amount of divisible surplus, if any, to be apportioned to this Contract. The amount of any such divisible surplus shall be credited to this Contract as dividends, provided this Contract is in force on the date such dividends are to be paid.

8.7                               Dividends

Dividends shall be equitably apportioned by the Company among the Participants covered under this Contract who have not attained their Annuity Commencement Date. Dividends shall be applied to increase the Account Value and shall be allocated to the accounts in the same manner as most recently elected by the Participant for contributions.

Any dividend apportioned but not yet paid upon the death of the Participant shall be paid in the same manner as other benefits payable under this Contract.

No dividends are anticipated under this Contract.

8.8                               Evidence of Survival

(a)          When a benefit payment is contingent upon the survival of any person, evidence of such person’s survival must be furnished to the Company at its Home Office, upon request by the Company and in a manner satisfactory to the Company. If the Company does not receive such satisfactory evidence within 30 days of the date of the Company’s request, the Company reserves the right to suspend benefit payments until such time as satisfactory evidence is received.

(b)         In addition to any other remedies provided by law, any payments made by the Company that are determined by the Company to be in excess of those provided by the provisions of this Contract shall be deducted to the extent possible from the payments thereafter falling due under this Contract. The amount of any overpayments shall be calculated with interest at the rate of 5% per year.

8.9                               Incontestability

After the Date of Issue, the Company shall not contest this Contract.

8.10                        Information, Reports and Determinations

The Employer shall furnish the Company with such facts and information as the Company may require for the operation of this Contract, including, upon request, the original or a photocopy of any pertinent records kept by the Employer. By use of electronic media, such as a computer terminal, personal computer or other electronic device located at the Employer’s place of business, the Employer shall: (a) communicate such facts and information to the Company, directly to the Company’s computer records; (b) have access to the electronic data stored in the Company’s computer records with respect to this Contract; and (c) be able to perform certain functions by adding to, amending or changing such electronic data to accurately reflect information in the Employer’s control with respect to this Contract; all subject to the Company’s established rules and requirements with respect to accessing the Company’s computer records.

Any determination that the Employer is to make under this Contract shall be made pursuant to the terms of this Contract and shall be reported by the Employer to the Company. Such determination shall be conclusive for the purpose of this Contract. The Company shall be fully protected in relying on the reports and other information furnished by the Employer and need not inquire as to the accuracy or completeness of such reports and information.

8.11                        Non-Assignment of Contract

No assignment of this Contract, and no transfer of any rights conferred hereunder, shall be permitted.

8.12                        Misstatements of Age

If the age of any person upon whose life an annuity is based has been misstated, the benefit shall not be invalidated, but the amount of the benefit shall be adjusted to the proper amount as determined on the basis of the correct age.

The amount of any underpayments by the Company due to any such misstatement shall be paid in full with the next payment due with respect to the payee under this Contract. The amount of any overpayments by the Company due to any such misstatement shall be deducted to the extent possible from the payments thereafter falling due with respect to the payee under this Contract. The amount of any underpayments or overpayments in this regard shall be calculated with interest at the rate of [5%] per year.

8.13                             Non-Waiver

The Company’s rights under this Contract shall not be waived, reduced or denied due to its failure to perform or insist upon the strict performance of any provision or condition of this Contract. Any waiver of a provision or condition by the Company in a particular instance or situation, whether or not at the request of the Contract Holder or Participant, shall not operate as a blanket waiver for future instances or situations even if the same.

8.14                         Notices

All Notices must be in writing and delivered to the Home Office by United States mail, unless the Company specifies another manner or place for delivery of a Notice. Such Notices must be in a form satisfactory to the Company. The Contract Holder, the Participant, or any entity providing a Notice under this Contract, must furnish the Company with any facts and information that may be required by the Company to act on such Notice. The Company shall not be required to act upon any Notice that does not meet these requirements. Receipt of such Notice shall be deemed to take place on the Business Day such Notice is received by the Company at its Home Office. The Company shall be fully protected in relying upon the information furnished in a Notice, even if the Company does not inquire as to the accuracy or completeness of such information.

The Company shall not be liable for any payment made or action taken prior to receipt of any Notice at its Home Office.

8.15                           Remittances

The Contract Holder shall remit under this Contract, within 30 days of the date of billing, amounts due for payment of the Contract Holder’s Administrative Charges.

8.16                             Payment of Benefits

The Company shall make payments under this Contract by check made payable to the payee and mailed directly to the payee at the last known address shown for such payee in the Company’s records. At the request of the payee, and with the agreement of the Company, payment may be made by electronic funds transfer.

8.17                          Reports

Prior to the Annuity Commencement Date, the Company shall provide each Participant with a statement at least once every twelve months. Such statement shall show the contributions and withdrawals made on behalf of the Participant under this Contract from the last statement date to the date of the current statement, the Account Value and the values of the Interest Accumulation Account and the Investment Funds attributable to the Participant and maintained under this Contract as of the statement date.

8.18                                  Right to Amend Contract

The Company may change this Contract, including but not limited to changing the table of rates contained in Section 9 of this Contract, at any time by amendment or by replacement with another group annuity contract upon at least 60 days’ advance written notification to the Contract Holder without the consent of the Contract Holder, of any Participant, or of any other person who is or may become entitled to benefits under this Contract, provided that such change shall not affect the amount or the terms of the benefits that became payable hereunder before such change.

The Company may elect to make any changes to the list of Investment Funds of the Separate Account contained in Section 10 of this Contract either by written notification to the Contract Holder or by amendment to this Contract.

No change pursuant to this provision shall apply to annuity benefits that became payable under this Contract before such change.

Notwithstanding the above, the Company shall not change the table of rates contained in Section 9 of this Contract more than once in any five year period.

8.19                               Severability of Provisions

If any provision under this Contract is determined to be invalid, the remainder of the provisions shall remain in full force and effect.

8.20                                 Termination of Contract

At any time all Account Values maintained under this Contract are zero, this Contract shall terminate. Upon termination of this Contract, the Company shall be relieved of all further liability except with respect to any benefits that had commenced under this Contract on or before the date of termination.

8.21                                        Claims of General Creditors of the Employer

[All amounts held in connection with this Contract and all income attributable to such amounts until paid to a Participant or a Beneficiary are solely the property of the Employer and are subject to the claims of the general creditors of the Employer.

No amounts held in connection with this Contract with respect to a Participant, nor any income attributable to such amounts, may be assigned, used as collateral or otherwise disposed of in any manner by the Participant before such amounts are distributed to the Participant.]

[All amounts held in connection with this Contract and all income attributable to such amounts shall not be subject to the claims of the general creditors of the Employer.

All amounts held in connection with this Contract and all income attributable to such amounts are for the exclusive benefit of Participants and Beneficiaries, which shall include expenses and charges incurred in connection with this Contract.]

SECTION 9 - TABLE OF RATES

TABLE A - GUARANTEED MONTHLY PAYMENTS FOR PERIOD
CERTAIN FOR EACH $1,000 OF ACCOUNT VALUE

Payment Period (Years)	Amount of Each Monthly Payment	Payment Period (Years)	Amount of Each Monthly Payment	Payment Period (Years)	Amount of Each Monthly Payment

5	$17.49	11	$8.42	17	$5.77
6	14.72	12	7.80	18	5.50
7	12.74	13	7.26	19	5.26
8	11.25	14	6.81	20	5.04
9	10.10	15	6.42
10	9.18	16	6.07

TABLE B - PURCHASE RATES

Amount necessary to purchase $1 of monthly income

Age	Non-Refund Life Annuity	10 Year Period Certain and Continuous Annuity

55	$263.21	$265.32
56	257.06	259.47
57	250.86	253.60
58	244.63	247.74
59	238.38	241.89
60	232.11	236.06
61	225.83	230.26
62	219.57	224.49
63	213.31	218.76
64	207.10	213.08
65	200.93	207.45
66	194.81	201.89
67	188.73	196.37
68	182.67	190.91
69	176.60	185.49
70	170.51	180.13
71	164.37	174.83
72	158.20	169.62
73	152.04	164.53
74	145.87	159.57
75	139.72	154.75

TABLE C - MONTHLY AMOUNT PURCHASED

PER $1,000 OF ACCOUNT VALUE

Age	Non-Refund Life Annuity	10 Year Period Certain and Continuous Annuity

55	$3.80	$3.77
56	3.89	3.85
57	3.99	3.94
58	4.09	4.04
59	4.19	4.13
60	4.31	4.24
61	4.43	4.34
62	4.55	4.45
63	4.69	4.57
64	4.83	4.69
65	4.98	4.82
66	5.13	4.95
67	5.30	5.09
68	5.47	5.24
69	5.66	5.39
70	5.86	5.55
71	6.08	5.72
72	6.32	5.90
73	6.58	6.08
74	6.86	6.27
75	7.16	6.46

The rates set forth in Table B and Table C above are based on mortality according to the “GAM01 Table”, with 2% interest and no loading. The GAM01 Table was developed by projecting, according to Projection Scale AA, the mortality rates of the 1994 Group Annuity Reserving Table to 2001, with additional projection of one year for each year that the age exceeds 65. Male and female mortality rates were projected separately, and the resulting projected tables were blended using 2/3 of the female mortality rate and 1/3 of the male mortality rate at each age to produce the GAM01 Table.

A person’s age for the purpose of the foregoing tables shall be such person’s age at their last birthday before payments under the annuity benefit are to begin to such person, plus the fraction of a year corresponding to the number of completed months from such birthday to the date such payments begin. Amounts required for ages not shown and for other forms of annuity shall be calculated by the Company on the same actuarial assumptions and shall be furnished upon request.

SECTION 10 - LIST OF ACCOUNTS AND FUNDS

The following account of the general account and funds of the Separate Account are currently available under this Contract:

The General Account

Interest Accumulation Account

Investment Funds of the Separate Account

Mutual of America Investment Corporation All America Fund

Mutual of America Investment Corporation Money Market Fund

Mutual of America Investment Corporation Bond Fund

Mutual of America Investment Corporation Composite Fund

Mutual of America Investment Corporation Equity Index Fund

Mutual of America Investment Corporation Mid-Term Bond Fund

Mutual of America Investment Corporation Mid-Cap Equity Index Fund

Mutual of America Investment Corporation Aggressive Allocation Fund

Mutual of America Investment Corporation Moderate Allocation Fund

Mutual of America Investment Corporation Conservative Allocation Fund

Mutual of America Investment Corporation Small Cap Value Fund

Mutual of America Investment Corporation Small Cap Growth Fund

Mutual of America Investment Corporation Mid Cap Value Fund

Mutual of America Investment Corporation Retirement Income Fund

Mutual of America Investment Corporation 2010 Retirement Fund

Mutual of America Investment Corporation 2015 Retirement Fund

Mutual of America Investment Corporation 2020 Retirement Fund

Mutual of America Investment Corporation 2025 Retirement Fund

Mutual of America Investment Corporation 2030 Retirement Fund

Mutual of America Investment Corporation 2035 Retirement Fund

Mutual of America Investment Corporation 2040 Retirement Fund

Mutual of America Investment Corporation 2045 Retirement Fund

Mutual of America Investment Corporation International Fund

DWS Capital Growth Fund

DWS Bond Fund

DWS International Fund

American Century VP Capital Appreciation Fund

Calvert Social Balanced Fund

Fidelity VIP Equity-Income Fund

Fidelity VIP Asset Manager Fund

Fidelity VIP Contrafund Fund

Fidelity VIP Mid Cap Fund

Oppenheimer VA Main Street Fund

Vanguard VIF Diversified Value Fund

Vanguard VIF International Fund

All amounts allocated to the Investment Funds shall become part of the Separate Account that the Company maintains under the designation of [Mutual of America Separate Account No. 2.]